Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
John C. Ferrara
Chief Financial Officer
(203) 856-5666
jferrara@edgar-online.com

EDGAR Online Reports Third Quarter 2009 Results

XBRL Filings Revenues Increased 219%

NEW YORK, NY – November 3, 2009 – EDGAR® Online, Inc. (NASDAQ: EDGR) today announced that total revenues were $5.2 million and adjusted EBITDA was $1.3 million for the quarter ended September 30, 2009, compared to revenues of $4.7 million and adjusted EBITDA of $156,000 for the quarter ended September 30, 2008. Total revenues were $14.0 million and adjusted EBITDA was $1.9 million for the nine months ended September 30, 2009, compared to revenues of $14.6 million and adjusted EBITDA of $540,000 in the same period in 2008. EDGAR Online is a leader in the creation of XBRL financial reports and the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets.

XBRL filings revenues were $1.5 million for the quarter ended September 30, 2009, a 219% increase from the same quarter last year. The increase in XBRL filings revenues and data and solutions revenues in 2009 was partially offset by decreases in subscriptions revenues.

“Our performance in the third quarter showed improvements in certain key business metrics as compared to the first two quarters of 2009, perhaps indicating a slight easing in the very difficult global economic environment. Results in subscriptions were still lower versus the third quarter of 2008, but we see more stability in that business and growth in new data sales. Our filings business grew substantially this quarter and we believe it has significant opportunity to broaden. Based on our current leading market share, our XBRL conversion platform proved to be an efficient and scalable solution in the market this quarter and we are preparing for both increased volumes and filing complexity in upcoming quarters,” said Philip Moyer, EDGAR Online CEO and President.

Operating income was $451,000 for the quarter ended September 30, 2009 compared to an operating loss of ($629,000) for the same quarter last year. The improved financial results were primarily due to an increase in XBRL filings revenue and lower operating costs. Net income was $360,000, or $0.01 per share, for the quarter ended September 30, 2009 compared to a net loss of ($750,000), or ($0.03) per share, for the same quarter last year. Operating loss was ($828,000) for the nine months ended September 30, 2009 compared to ($1.8 million) for the same period last year. Net loss was ($1.1 million), or ($0.04) per share, for the nine months ended September 30, 2009 compared to ($2.1 million), or ($0.08) per share, for the same period last year.

Deferred revenue was $3.7 million at September 30, 2009 compared to $4.2 million at December 31, 2008. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the company’s products and services are utilized. During the quarter ended September 30, 2009, the company capitalized $236,000 of costs for the development of internal software related to the XBRL filings business, which are included in property and equipment.

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At September 30, 2009, cash, cash equivalents and short-term investments totaled $1.7 million, compared to $2.3 million at December 31, 2008. At September 30, 2009, the company has a $2.5 million revolving credit facility, none of which had been drawn down.

The company has a services agreement with R. R. Donnelley & Sons Company, dated as of September 30, 2008, under which the company is R.R. Donnelley’s limited exclusive provider of certain XBRL services. According to the services agreement, fees for the second and third years of the agreement shall be agreed to prior to October 1, 2009 and 2010, respectively. The second year of the agreement began on October 1, 2009 without the parties having reached agreement as to the fees for such period. Currently, the agreement is still active and in force and the company continues to provide services to R.R. Donnelley using year one pricing while negotiations continue.

KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2008	2009	2008	2009
Subscriptions	$2,127	$1,585	$6,662	$5,122
Data and solutions	2,110	2,179	7,085	6,434
XBRL filings	464	1,478	866	2,488

Total Revenues	$4,701	$5,242	$14,613	$14,044

Net income (loss)	$(750)	$360	$(2,142)	$(1,120)
Interest expense, net	121	91	347	292

Operating income (loss)	(629)	451	(1,795)	(828)
Severance costs	—	—	40	57
Stock compensation	321	273	901	1,050
Amortization and depreciation	464	568	1,394	1,598

Adjusted EBITDA	$156	$1,292	$540	$1,877

Net income (loss) per share	$(0.03)	$0.01	$(0.08)	$(0.04)
Adjusted EBITDA per share	$0.01	$0.05	$0.02	$0.07

In addition to disclosing financial results prepared in accordance with generally accepted accounting principles (“GAAP”), the company discloses information regarding adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense. As required by the SEC, the company provides the above reconciliation to net income (loss), which is the most directly comparable GAAP measure. The company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management

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as well as investors when analyzing the financial position and operating performance of the company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the company’s definition of adjusted EBITDA might not be consistent with that of other companies.

EDGAR Online will hold its quarterly conference call to review results for the quarter ended September 30, 2009 today, Tuesday, November 3, 2009, at 5:00 p.m. EST. Philip Moyer, CEO and President, and John Ferrara, CFO, will host the call. To participate, please call (877) 407-8031 (toll-free for domestic callers), or (201) 689-8031 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/. The teleconference replay will be available for approximately one week beginning at 7:00 p.m. EST on November 3, 2009 by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The account number is 286 and the conference ID is 335220.

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets. We deliver our information products directly to end users via online subscriptions and data licenses, and to redistributors who embed our content in their own and their clients’ Web sites.

Our proprietary automated systems allow for the rapid conversion of data and we are a pioneer and leader in the global financial reporting standard—eXtensible Business Reporting Language, otherwise known as XBRL. We use our automated processing platform and our expertise in XBRL to produce both datasets and tools and to assist organizations with the creation, management and distribution of XBRL financial reports. For more detailed information on all of our businesses or to contact us please visit our Web site at www.edgar-online.com.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with (i) our ability to increase revenues, (ii) our ability to obtain profitability, (iii) our ability to obtain additional financing, (iv) changes in general economic and business conditions, including in the online business and financial information industry, (v) actions of our competitors, (vi) our relationships with our customers, including without limitation under our services agreement with R.R. Donnelley and Sons Company, (vii) the extent to which we are able to develop new services and markets for our services, (viii) the time and expense involved in such development activities, (ix) risks in connection with acquisitions, (x) the level of demand and market acceptance of our services, and (xi) changes in our business strategies.

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EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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EDGAR Online, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2008	2009	2008	2009
Revenues:
Subscriptions	$2,127	$1,585	$6,662	$5,122
Data and solutions	2,110	2,179	7,085	6,434
XBRL filings	464	1,478	866	2,488

Total revenues	4,701	5,242	14,613	14,044

Total cost of sales	645	1,147	2,224	3,479

Gross profit	4,056	4,095	12,389	10,565

Sales and marketing	1,081	701	3,481	2,450
Product development	1,043	478	3,147	1,491
General and administrative	2,097	1,897	6,122	5,797
Severance costs	—	—	40	57
Amortization and depreciation	464	568	1,394	1,598

Total operating expenses	4,685	3,644	14,184	11,393

Operating income (loss)	(629)	451	(1,795)	(828)

Interest expense, net	(121)	(91)	(347)	(292)

Net income (loss)	$(750)	$360	$(2,142)	$(1,120)

Weighted average shares outstanding - basic	26,407	26,775	26,350	26,731

Weighted average shares outstanding - diluted	26,407	27,437	26,350	26,731

Net income (loss) per share - basic and diluted	$(0.03)	$0.01	$(0.08)	$(0.04)

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EDGAR Online, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008*	September 30, 2009
	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$2,282	$1,747
Accounts receivable, net	2,570	2,441
Other assets	254	179

Total current assets	5,106	4,367

Property and equipment, net	1,826	2,444
Goodwill	2,189	2,189
Intangible assets, net	2,952	2,017
Other assets	933	709

Total assets	$13,006	$11,726

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$2,407	$2,185
Deferred revenues	4,239	3,651
Current portion of long-term debt	438	500

Total current liabilities	7,084	6,336

Long-term debt	1,885	1,528
Other long-term liabilities	333	206

Total liabilities	9,302	8,070
Stockholders’ equity:
Common stock	276	278
Treasury stock	(1,828)	(1,770)
Additional paid-in capital	73,092	74,104
Accumulated deficit	(67,836)	(68,956)

Total stockholders’ equity	3,704	3,656

Total liabilities and stockholders’ equity	$13,006	$11,726

*	Derived from the company’s audited December 31, 2008 financial statements.

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